EXHIBIT 99.4

SIGNAL POINT HOLDINGS CORP.

AMENDMENT NO. 2
TO THE
CERTIFICATE OF DESIGNATIONS
OF THE
NON-VOTING, NON-CONVERTIBLE
SERIES A
PREFERRED STOCK

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

SIGNAL POINT HOLDINGS CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors and the holder of more than two-thirds (66 2/3%)  of the outstanding shares of Common Stock (the “Majority Shareholder”) of the Corporation on February 3, 2014:

RESOLVED, that the Certificate of Designation for the Series A Preferred Stock, previously filed with the Delaware Secretary of State on December 17, 2012, and further amended by Amendment No. 1 on December 20, 2013 is here amended as described below.

1.           The first sentence of Section 2(a) is hereby deleted and replace by the following:

“(a)           Commencing since October 2, 2012, monthly dividends payable on the shares of Series A Preferred Stock shall be paid in the  an aggregate amount equal to the greater of (i) $50,000 per month; or (ii) one percent (1%) of the aggregate gross revenues per month of the Corporation and any of its consolidated subsidiaries, joint ventures, partnerships, licensing arrangements, including, but not limited to, all realized and recorded revenue as determined in accordance with U.S. generally accepted accounting principles, payable through the period ending December 31, 2021 (the “Dividend Period”).”

2.           Except as expressly amended herein, the terms of Series A Certificate of Designation, as amended, shall remain in full force and effect.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Signal Point Holdings Corp., has caused this Certificate of Designations to be signed by Robert DePalo, its Chief Executive Officer, this 4th day of February 2014

    SIGNAL POINT HOLDINGS CORP.

By: /s/   Robert DePalo
Name:   Robert DePalo
Title:     Chief Executive Officer